SpatiaLight Announces the Retirement of Board and Audit Committee Member Robert C. Munro

Novato California, August 10, 2007 SpatiaLight, Inc. (OTCBB: HDTV.OB) a leading developer and manufacturer of ultra high-resolution Liquid Crystal on Silicon (LCoS) microdisplays, today announced the retirement of long-term Board Member, Robert C. Munro.

“SpatiaLight can not thank Robin enough for his many years of service and support, we wish him good luck with his retirement, and we thank him for his commitment to be available to consult” said David Hakala, SpatiaLight and Chief Executive Officer.

About SpatiaLight

SpatiaLight, Inc., founded in 1989, manufactures high-resolution LCoS imagers for use in high-definition display applications such as rear projection televisions, monitors, front projection systems, near-to-eye applications, micro-projectors and other display applications. The company’s primary manufacturing facility is located in South Korea. SpatiaLight is committed to developing microdisplay technologies that will be the standard for the next generation of high definition televisions and to providing OEMs with the most cost effective, high-resolution microdisplays in the industry.

For more information about SpatiaLight, please visit the Company’s website at: http://www.spatialight.com.

Safe Harbor Statement

This news release includes forward-looking statements that reflect SpatiaLight’s current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “we are confident” or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties include the availability of sufficient funding for the company to continue as a going concern, the acceptance of LCoS technology in projection markets and by manufacturers of projection equipment, and a favorable outcome of certain investigations and potential enforcement actions by the U.S. Securities and Exchange Commission. Additional risk factors are outlined in the Company’s filings with the e U.S. Securities and Exchange Commission, including its most recent reports on Form 10-Q and 10-K.

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For additional information, please contact:
SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949
Telephone: (415) 883-1693